AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                    OF
                       FUEL CORPORATION OF AMERICA


ARTICLE ONE -- NAME

   The name of the corporation (hereinafter called the "Corporation") is "FUEL CORPORATION OF AMERICA".

ARTICLE TWO -- REGISTERED AGENT/LOCATION

    The name of the Corporation's resident agent in the State of Nevada is Rite Inc, and the street address of the said resident agent where process may be served on the Corporation is 1905 South Eastern Ave. Las Vegas, NV 89104. The mailing address and the street address of the said resident agent are identical.

ARTICLE THREE -- PURPOSE

    The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the General Corporation Law of the State of Nevada.

ARTICLE FOUR -- CAPITALIZATION

    The aggregate number of shares which this Corporation shall have authority to issue is 51,500,000 shares, divided into two classes:
50,000,000 shares of common stock of a par value of one mill ($0.001) per share; and 1,500,000 shares of preferred stock of a par value of one mill ($0.001) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine.

ARTICLE FIVE -- GOVERNING BOARD

    The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

    The number of members constituting the Board of Directors of the Corporation at the time of filing of these Amended and Restated Articles of Incorporation is three (3). The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors for any reason, may be filled by the remaining directors, though less than a quorum.

ARTICLE SIX -- PAID-IN SHARES

    All shares of this Corporation shall be paid in as the Board of Directors may designate and as provided by law, and said shares when issued shall thereupon and thereby be fully paid and non-assessable.

ARTICLE SEVEN -- DURATION

    The Corporation shall have perpetual existence.

ARTICLE EIGHT -- BYLAWS

    Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the General Corporation Law of the State of Nevada.

ARTICLE NINE -- ELIMINATING PERSONAL LIABILITY

    The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation
Law of the State of Nevada, as the same may be amended and supplemented.

ARTICLE TEN -- INDEMNIFICATION

    The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


ARTICLE ELEVEN -- AMENDMENT OF ARTICLES OF INCORPORATION

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    To the full extent permitted under the General Corporation Law of the State of Nevada, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation's Articles of Incorporation.



ARTICLE TWELVE -- CONTROL SHARES ACQUISITIONS

    The Corporation expressly opts-out of, or elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS 78.378 through 78.3793 inclusive--all as permitted under NRS
78.378.1.

ARTICLE THIRTEEN -- COMBINATIONS WITH  INTERESTED STOCKHOLDERS

    The Corporation expressly opts-out of, and elects not to be governed by, the "Combinations with Interested Stockholders" provisions contained in NRS
 78.411 through 78.444, inclusive--all as permitted under NRS  78.434.

ARTICLE FOURTEEN -- CONFLICTS OF INTEREST

    To the full extent contemplated by the General Corporation Law of the State of Nevada, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested. Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE FIFTEEN --AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE
NAME

    The Board of Directors shall have the right to change the name of the
Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

ARTICLE SIXTEEN - RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES

    The Board of Directors, without the consent of shareholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse stock split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.